                                                              Exhibit (d)(1)(EE)

Monica Schulze Hodges                               Start Date September 2, 2003

August 6, 2003

RE:      Letter of Employment

This will confirm our understanding as to the terms of your employment by
Register.com, Inc. (the "Company").

1.   POSITION AND DUTIES. You will be employed at will as a GENERAL MANAGER,
     RETAIL by the Company and your duties will be as directed by PETER FORMAN,
     CHIEF EXECUTIVE OFFICER, or his designee.

2.   COMPENSATION. You will be compensated at the annual rate of $190,000.00
     ($7,307.69 BI-WEEKLY).

3.   BONUS. You will be eligible to receive an annualized bonus of up to 35% of your base salary based on your successful performance against goals as determined by your manager during the course of your employment; provided, however, that your bonus is contingent upon the Company meeting predetermined financial and operational goals. The minimum bonus for which you will be eligible for calendar year 2003 is $10,000, which shall be pro-rated to reflect the number of months that you are employed by the
     Company in 2003.

4.   VACATION. You will be eligible to receive two weeks' paid vacation for every year that you work. Therefore, your vacation allowance will accrue at the rate of .83 days per month. Vacation may not be taken during the first
     3 months of employment.

5.   BENEFITS. You will be eligible to participate in the Company's benefits, which are generally available to its employees after a 30-day waiting period.

6.   STOCK OPTIONS. After the appropriate waiting period, and subject to Board
     Committee approval, you will be eligible to receive options to purchase
     75,000 shares of stock in the firm in accordance with the firm's standard stock option policy.

7.   BEST EFFORTS. You agree that so long as you are employed by the Company you will diligently and faithfully devote full efforts and working time to the affairs of the Company and will not accept any other employment, including consulting work, or engage in any other business activity.

You should be aware that employment with the Company is for no specific period of time. As a result, either you or the Company is free to terminate our employment relationship at any time for any reason, with or without cause. The
Company will provide you with 30 days notice prior to termination if the Company terminates you without cause and you agree to provide the Company with 30 days notice prior to the effective date of your resignation from the Company.
Notwithstanding the foregoing, you shall be eligible to participate in the
"Register.com, Inc.

MONICA SCHULZE HODGES               -2-                           START DATE TBD

Executive Change in Control Severance Program" in effect as of the date of this letter. A copy of this program is enclosed for your reference. Inclusion in this program is subject to approval by the Compensation Committee. For purposes of any business transaction, you will be considered a member of the group currently defined as "senior staff", and will receive any consideration generally provided to this group.

You are subject to and agree to adhere to the Company's policies, processes and procedures (including the Company Employee Handbook) in affect from time to time, as they may be modified from time to time, at the Company's discretion.
Although your job duties, title, compensation and benefits, as well as the
Company's personnel policies and procedures, may change from time-to-time, the
"at-will" nature of your employment may only be changed in a written agreement signed by you and the President of the Company.

This offer letter sets forth the entire agreement between us and supersedes any prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of your employment. This agreement will be governed by the laws of the State of New York, without reference to any conflicts of law principles, and any action, suit or proceeding arising under or out of this agreement or any of the transactions or relationships contemplated hereby will be resolved solely in the state or federal courts located in New
York County in the State of New York. We both hereby submit to the jurisdiction of such court for such purpose.

Our employment offer is contingent upon a positive check of your references. In addition, our offer is contingent upon you executing the enclosed Proprietary
Information Agreement and upon you providing the Company with the legally required proof of your identity and authorization to work in the United States prior to starting work.

                               REGISTER.COM, INC.

                                         By:  _________________________

                                         Its:  _________________________

I have read and accept this employment offer.

MONICA SCHULZE HODGES

___________________________________

Date: _____________________________